Exhibit (h)(45)

Neuberger Berman Management Inc.	NEUBERGER BERMAN A Lehman Brothers Company
605 Third Avenue
New York, NY 10158-0180
Tel 212.476.8800

February 13, 2006

TIAA-CREF Life Insurance Company

730 Third Avenue

New York, NY 10017

Re:	AMT Distribution and Administrative Services Agreement

Dear Sir/Madam:

This is a Distribution and Administrative Services Agreement between Neuberger Berman Management Inc. (“NBMT’) and TIAA-CREF Life Insurance Company (the “Company”), effective as of February 13, 2006 (the “Services Agreement”). The Company is a life insurance company (“Life Company”) or is a broker-dealer (“Underwriter”) that is affiliated with the Company and that serves as the principal underwriter for variable annuity and/or variable life insurance contracts issued by the Life Company.

The Life Company, NBMI, and Neuberger Berman Advisers Management Trust (the “Trust”) have entered into a Fund Participation Agreement, dated February 13, 2006, as may be amended from time to time (the “Participation Agreement”), pursuant to which the Life Company, on behalf of certain of its separate accounts (the “Separate Accounts”), purchases shares (including Class S shares) (“Shares”) of certain Portfolios of the Trust (“Portfolios’) to serve as investment vehicles under certain variable annuity and/or variable life insurance contracts (`Variable Contracts”) offered by the Life Company, which Portfolios may be one of several investment options available under the Variable Contracts.

The Life Comp any or the Underwriter solicits applications for the Variable Contracts, or enters into agreements with broker-dealers under which such broker-dealers solicit applications for the sale of the Variable Contracts, which may result in the We of Shares.

NBMI recognizes that in the course of soliciting applications for its Variable Contracts and in servicing owners of the Variable Contracts, the Life Company or the Underwriter, and the agents of the Life Company who are registered representatives of the Underwriter or other broker-dealers provide information about the Trust and its Portfolios from time to time, answer questions concerning the Trust and its Portfolios, including questions respecting Variable Contract owners’ interests in one or more Portfolios, and that the Life Company provides services respecting investments in the Portfolios.

NBMI desires to promote these efforts of soliciting applications for the Variable Contracts that may result in the sale of Shares, and providing written and oral information and services regarding the Trust to current and prospective Variable Contract owners.

Accordingly, the following represents the collective intention and understanding of NBMI and the Company under this Services Agreement.

TIAA-CREF Life Insurance Company

February 13, 2005

The Company agrees that it shall provide or, if the Underwriter is a distinct entity, it shall cause the Underwriter to provide, distribution services (“Distribution Services”) that may result in the sale of Shares. Such Distribution Services may include, but are not limited to, solicitation activities by the Underwriter or other broker-dealers; telephone and other communication; the printing of portfolio Prospectuses, Statements of Additional Information, and reports for other than existing shareholders; and the preparation, printing, and distribution of sales literature and advertising materials that mention the Portfolios.

The Company agrees that it or its affiliates shall provide administrative services (“Administrative Services” and with Distribution Services are collectively, “Services”) to current and prospective owners of Variable Contracts including, but not limited to: teleservicing support in connection with the Portfolios; delivery and responding to inquires respecting Portfolio Prospectuses and/or Statements of Additional Information, reports, notices, proxies and proxy statements and other information respecting the Portfolios (but not including services paid for by the Trust such as printing and mailing); facilitation of the tabulation of Variable Contract owners’ votes in the event of a meeting of Trust shareholders; maintenance of Variable Contract records reflecting Shares purchased and redeemed and Share balances, and the conveyance of that information to the Trust, its transfer agent, or NBMI as may be reasonably requested; provision of support services including providing information about the Trust and its Portfolios and answering questions concerning the Trust and its Portfolios, including questions respecting Variable Contract owners’ interests in one or more Portfolios; provision and administration of Variable Contract features for the benefit of Variable Contract owners participating in the Trust including fund transfers, dollar cost averaging, asset allocation, portfolio rebalancing, earnings sweep, and pre-authorized deposits and withdrawals; and provision of other services as may be agreed upon from time to time.

In consideration of the Services, NBMI agrees to pay to the Company or a person designated by the Company a service fee at an annual rate equal to ..25% (25 basis points) of the average daily value of Shares of the Portfolios held in Separate Accounts. To the extent that the Trust has approved a plan pursuant to Rule 12b-1 (the “Plan”) under the Investment Company Act of 1940, as amended (the “1940 Act”), with respect to the Shares of any of the above-referenced Portfolios, part of the service fee with respect to such Shares of such Portfolio may be paid under the Plan. The Company represents that it accepts the payments hereunder as paymaster for the Underwriter, and agrees that it shall be solely responsible for complying with any regulatory requirements respecting its services as a paymaster. For purposes of computing the payment under this paragraph, the average daily value of Shares held in Separate Accounts over a monthly period shall be computed by totaling such Separate Accounts’ aggregate investment (Share net asset value multiplied by total number of Shares held by such Separate Accounts) on each business day during the calendar month, and dividing by the total number of business days during such month. The payment under this paragraph shall be calculated by NBMI at the end of each calendar month and will be paid within thirty (30) days thereafter. NBMI shall send all payments and statements for Company to the attention of. Treasury Operations.

Company Taxpayer I.D. Number: 13-3917848

Company certifies under penalty of perjury that (1) the number shown on this Agreement is its correct taxpayer identification number and (2) it is not subject to back-up withholding because (a) it is exempt from backup withholding, or (b) it has not been notified by the Internal Revenue Service (IRS) that it is

TIAA-CREF Life Insurance Company

February 13, 2005

subject to back-up withholding as a result of a failure to report all interest and dividends, or (c) the IRS has notified it that it is no longer subject to back-up withholding, and (3) it is a US person (including a US. resident alien). Company understands that if it has-been notified by the IRS that it is subject to backup withholding is terminated, it must strike or cross out the information contained above. The Internal Revenue Service does not require Company’s consent to any provision of this document other than the certifications required to avoid back-up withholding

This Services Agreement shall remain in full force and effect for an initial term of one year, and shall automatically renew for successive one year periods. This Services Agreement may be terminated by either the Company or NBMI upon 60 days’ written notice to the other, and shall terminate automatically upon redemption of all Shares held in Separate Accounts, upon termination of the Participation Agreement, or upon assignment of the Participation Agreement by either the Company or NBMI, or if required by law.

Nothing in the Services Agreement shall amend, modify or supersede any contractual terms, obligations or covenants among or between any of the Company, NBMI, the Trust or Advisers Managers Trust previously or currently in effect, including those contractual terms, obligations or covenants contained in the Participation Agreement.

If this Services Agreement is consistent with your understanding of the Company’s provision of the Services, please sign below, whereupon this letter shall constitute a binding agreement between us.

Very truly yours,

NEUBERGER BERMAN MANAGEMENT INC.	Acknowledged and Agreed to:
TIAA-CREF LIFE INSURANCE COMPANY
By:
Name:	By:
Title:	Name: